Exhibit 10.1

1187 Coast Village Road #1-520 I Santa Barbara, CA 93108
July 1, 2024
        Catherine Dunleavy, via email
Dear Catherine,
I am pleased to offer you employment with Olaplex, Inc. (the “Company”) in the position of Chief Operating Officer & Chief Financial Officer of the Company and Olaplex Holdings, Inc. (“Holdings”), reporting to me, subject to the terms and conditions described in this letter. Your anticipated first date of employment will be August 13, 2024.
If you accept this offer, your first date of employment with the Company will be mutually agreed upon. Your base salary will be $675,000 per year (subject to increase from time to time at the discretion of the Board of Directors (the “Board”) of Holdings or the Compensation Committee of the Board), less taxes and other legally required deductions, payable in accordance with the regular payroll practices of the Company.
You will be eligible to receive an annual bonus under the Company’s discretionary annual bonus plan. The discretionary annual bonus plan pay-out in a given year, will be based on your performance and contributions, as well as the Company's achievement of net sales, adjusted EBITDA and other objectives set by the Company. Your annual bonus target is 50% of your base salary, and the pay-out amount in any year in which a discretionary bonus is paid will be calculated by the Company in its sole discretion. Except as set forth below, each bonus payment under the discretionary annual bonus plan is subject to your continued employment on the date the payment is made and the absence of any express intention to leave the employment of the Company on or prior to such date.
Subject to the approval by the Compensation Committee of the Board, which is expected to occur prior to your employment start date, you will be granted two (2) new hire equity grants to consist of a number of Restricted Stock Units (RSUs), with the first grant in the approximate value of $1,500,000, and the second grant in the approximate value of $500,000 (collectively, the “New Hire RSUs”). The number of New Hire RSUs granted will be determined by the closing price of each share of Holdings common stock on the Nasdaq Global Select Market on the day of grant. In the event any such approval is granted during Holdings’ quarterly blackout period, as described under Holdings’ Insider Trading Policy, the New Hire RSUs will be issued on the second eligible trading day following the conclusion of such blackout period. Each New Hire RSU award granted to you will be subject to the terms and conditions of Holdings’ 2021 Equity Incentive Plan and the applicable RSU award agreement, which terms and conditions shall control in the event of a conflict with this letter. Pursuant to these terms, the New Hire RSUs will vest annually (25%) over a four (4) year period and, solely with respect to the $500,000 grant referenced above, accelerate in the event of a change of control, as described in the applicable RSU award agreement. As an employee of the Company, you will also be eligible for annual equity awards beginning in 2025 with a target value of no less than $1,500,000, as determined by the Compensation Committee of the Board, in its sole discretion.
As a full-time employee, you will be eligible to participate in the Company’s benefit plans on the first day of employment. The Company’s comprehensive benefits package includes Medical Insurance, Dental Insurance, Vision Insurance, Basic and Voluntary Life and AD&D Insurance, Short Term and Long-Term Disability Insurance, Flexible Spending Accounts for Health, and Employee Assistance Program. Participation in all employee benefit plans is subject to the terms and conditions of the plan documents, summary plan descriptions and other plan materials.
Should your employment be terminated by the Company without Cause or should you resign for Good Reason (each as defined below), the Company will pay you (i) twelve (12) months of your base salary payable in equal installments in accordance with the Company’s normal payroll practices, (ii) a COBRA subsidy for the same time period to cover you and your eligible dependents, and (iii) any earned, but unpaid annual bonus for the year prior to the year in which your employment termination occurs, payable when annual bonuses are paid generally to senior executives of the Company and solely payable to the extent the applicable performance conditions have been achieved (the “Prior-Year Bonus”). The foregoing severance payments are contingent upon your continued compliance with your non-disclosure and other restrictive covenant obligations, and your signing and returning to the Company (and not revoking) a timely and effective separation agreement containing a general release of claims (with standard exclusions) and other customary covenants in the form provided to you by the Company at the time of your termination (provided that such separation agreement shall not include any new non-competition or non-solicitation restrictive covenants by which you are not already bound as of immediately prior to your employment termination date).
In addition, if your employment with the Company terminates due to your death or disability (as determined under the Company’s long-term disability plan), the Company will pay you or your estate (as applicable) any applicable Prior Year’s Bonus, paid when annual bonuses are paid generally to senior executives of the Company.
For purposes of this letter:
“Cause” means your (i) substantial failure to perform your duties and responsibilities to Holdings or any of its subsidiaries (it being understood that the foregoing shall not be triggered based the perceived quality of your performance of such duties and responsibilities so long as you have performed your duties and responsibilities); (ii) commission of a felony or a crime involving moral turpitude; (iii) commission of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving Holdings or any of its subsidiaries; (iv) significant violation of the code of conduct of Holdings or any of its subsidiaries of any material policy of Holdings or any of its subsidiaries, or of any statutory or common law duty of loyalty to Holdings or any of its subsidiaries; or (v) material breach of any of the terms of this offer letter, any restrictive covenant agreement in favor of Holdings and its subsidiaries, or any other material agreement between you and Holdings or any of its subsidiaries or (vi) other conduct that could reasonably be expected to be materially harmful to the business, interests or reputation of Holdings or any of its subsidiaries; provided in the case of clauses (i), (iv) and (v), to the extent able to be cured, you have failed to cure the circumstances giving rise to Cause within fifteen (15) days following written notice of from the Company citing the specific clause relied upon and providing reasonable detail regarding the circumstances alleged to give rise to Cause.
“Good Reason” means any of the following events without your written consent: (A) a material adverse change to your authority, duties or responsibilities or your no longer reporting to the Chief Executive Officer; (B) a material reduction in your base compensation or annual bonus target (except in the case of a general reduction throughout the Company of not greater than 10%); (C) any required relocation of your principal place of employment outside of Manhattan or the Company’s current offices in New Jersey or Pearl River, New York; or (D) a material breach by the Company or any of its affiliates of this offer letter, any equity agreement or any other material written compensation agreement between you and the Company or any of its affiliates; provided, however, that an event will not give rise to termination for Good Reason unless you have notified the Company within ninety (90) days of the initial occurrence of such event, setting forth, in reasonable detail, the nature of such event, the Company has failed to correct the event within a period of thirty (30) days after the Company’s receipt of such notice, and you have actually resigned from your employment within thirty (30) days following the expiration of such cure period.
Subject to your acceptance of this offer of employment, Olaplex will reimburse actual legal fees incurred in association with your offer acceptance, up to $10,000.
Notwithstanding anything to the contrary in this offer letter, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this offer letter on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this offer letter, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i). Each payment made under this offer letter shall be treated as a separate payment and the right to a series of installment payments under this offer letter is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this offer letter to comply with, or be exempt from, the requirements of Section 409A to the extent amounts are paid in accordance with the terms hereof.

Holdings and you shall enter into an indemnification agreement in the form provided by the Company. Holdings shall maintain for your benefit customary directors’ and officers’ (D&O) liability insurance on the same terms and conditions as applicable to other officers.

Your employment will be subject to the Company’s Code of Conduct and Ethics and all other applicable policies and procedures, as outlined in the Employee Handbook and elsewhere. Paid sick leave will be made available to you in accordance with applicable law, as described in the Employee Handbook.
The Immigration Reform and Control Act requires the Company to verify your identity and employment eligibility within three business days of your commencement of employment with the Company. During your onboarding, you will be provided with the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you join our day one orientation. We will not be able to employ you if you fail to comply with this requirement.
You further agree that during the period of your employment with the Company, you will not use or disclose to the Company, or cause the Company to use or benefit from, any confidential, proprietary, or trade secret information of any former employer or any other person or entity.
This job offer is contingent upon the following:
(a) Verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three days of starting employment;
(b) the Company receiving favorable references from the personal and professional references you provided;
(c) Satisfactory completion of a background investigation, for which the required notice and consent forms will be shared with you; and
(d) Your acceptance and signature of the Company’s standard Confidentiality, Non-Disclosure & Assignment Agreement, a copy of which is enclosed. You must sign and return the Confidentiality, Non-Disclosure & Assignment Agreement at the time you sign and return this letter agreement.
This offer will be withdrawn if any of the above conditions are not satisfied.
This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this conditional offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause, subject to any severance entitlements set forth herein.
By your signature below accepting this offer, you confirm that (i) you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter; (ii) you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer, and (iii) you have informed the Company about any restrictions that could possibly be construed as impacting your ability to accept this job and carry out the work involved, and provided the Company with copies of any agreements between you and your current or former employer describing restrictions on your activities.

If you wish to accept this conditional offer, please sign, date and return this letter electronically and retain a copy of this letter and the enclosed Employee Agreement for your records.

    Sincerely,

    /s/ Amanda Baldwin
     Amanda Baldwin, Chief Executive Officer
     OLAPLEX, INC.

I have read and understood the provisions of this offer of employment, and I accept the above job offer on the terms and conditions described therein.

    Signature: /s/ Catherine Dunleavy
    Date:     7/6/2024